Exhibit 99.1

Caterpillar Inc.
September 24, 2015

Caterpillar contact:
Rachel Potts
Global Government & Corporate Affairs
309-675-6892
Potts_Rachel_A@cat.com

FOR IMMEDIATE RELEASE

Building for a Stronger Future, Caterpillar Announces Restructuring and Cost Reduction Plans
Once fully implemented, plans expected to reduce annual costs by about $1.5 billion

PEORIA, Ill. – Caterpillar Inc. (NYSE: CAT) today announced significant restructuring and cost reduction actions that are expected to lower operating costs by about $1.5 billion annually once fully implemented. The cost reduction steps will begin in late 2015 and reflect recent, current and expected market conditions. For 2015, the company’s sales and revenues outlook has weakened, with 2015 sales and revenues now expected to be about $48 billion, or $1 billion lower than the previous outlook of about $49 billion. For 2016, sales and revenues are expected to be about 5 percent below 2015.
Key steps planned by the company include:

•
An expected permanent reduction in Caterpillar’s salaried and management workforce, including agency, of 4,000 – 5,000 people between now and the end of 2016, with most occurring in 2015, and with a total possible workforce reduction of more than 10,000 people, including the contemplated consolidation and closures of manufacturing facilities occurring through 2018.

•	The company will offer a voluntary retirement enhancement program for qualifying employees, which will be completed by the end of 2015.

•
Slightly less than half of the $1.5 billion of cost reduction is expected to be from lower Selling, General and Administrative (SG&A) costs. The reduction in SG&A will largely be in place and effective in 2016 and occur across the company.

•
The remaining cost reductions are expected to come from lower period manufacturing costs, including savings from additional contemplated facility consolidations and closures, which could impact more than 20 facilities and slightly more than 10 percent of our manufacturing square footage. A portion of these cost reductions are expected to be effective in 2016, with more savings anticipated in 2017 and 2018.

“We are facing a convergence of challenging marketplace conditions in key regions and industry sectors – namely in mining and energy,” said Doug Oberhelman, Caterpillar Chairman and CEO. “While we’ve already made substantial adjustments as these market conditions have emerged, we are taking even more decisive actions now. We don’t make these decisions lightly, but I’m confident these additional steps will better position Caterpillar to deliver solid results when demand improves.”
This year is the company’s third consecutive down year for sales and revenues, and 2016 would mark the first time in Caterpillar’s 90-year history that sales and revenues have decreased four years in a row.
“Our strategy is to deliver superior total shareholder returns through the business cycle, and growth is a key element of that strategy. However, several of the key industries we serve – including mining, oil and gas, construction and rail – have a long history of substantial cyclicality. While they are the right businesses to be in for the long term, we have to manage through what can be considerable and sometimes prolonged downturns,” added Oberhelman.
Today’s announcement is in addition to significant actions already taken. Since 2013, Caterpillar has closed or announced plans to close or consolidate more than 20 facilities, impacting 8 million square feet of manufacturing space. The company has also reduced its total workforce by more than 31,000 since mid-2012.

“We recognize today’s news and actions taken in recent years are difficult for our employees, their families and the communities where we’re located. We have a talented and dedicated workforce, and we know this will be hard for them,” said Oberhelman.
While Caterpillar has taken action in response to macro-economic challenges, it has remained focused on strategy execution – and that has driven positive operational results, including:

•	Market share has improved in products across much of the company.

•	The company has delivered on decremental profit pull through targets as Lean manufacturing has driven its 2015 gross margin rate higher, and it is right in line with its highest level in 20 years.

•	Product quality is as good as it has been in Caterpillar’s history.

•	Today, Caterpillar safety levels are among the best for heavy manufacturers.
“Operational improvements have contributed to our strong balance sheet and cash flow. In fact, three of our four best years of Machinery, Energy & Transportation (ME&T) operating cash flow have occurred since 2011 – at the same time sales and revenues have been under pressure. That’s driven substantial improvement in our quarterly dividend. Our dividend increased 15 percent in 2013, 17 percent in 2014 and 10 percent in 2015. That’s enabled $8.2 billion of share repurchases over the past three years,” said Oberhelman.
Pre-tax costs associated with these actions are expected to be about $2 billion for employee-related severance and other termination benefits, and other exit-related costs associated with the consolidation of manufacturing facilities.

Following are questions and answers related to today’s announcement:

Q1:	Can you be more specific about which manufacturing facilities are being consolidated and/or closed? Which of your businesses are affected? What regions of the world will be impacted?

A:
We are contemplating restructuring actions that could impact more than 20 facilities around the world and across our three large segments – Construction Industries, Resource Industries and Energy & Transportation. There are many factors that impact these contemplated decisions and the subsequent timing of when each would be announced and implemented. Employees will be notified as decisions are made for each facility.

Q2:	You’ve updated your 2015 outlook for sales and revenues, but not for profit. Can you provide more context on 2015 profit?

A:
We are lowering the 2015 sales and revenues outlook to about $48 billion, which is about $1 billion lower than our previous outlook of about $49 billion. The $1 billion decline is a result of broadly weaker business conditions across our three large segments – Construction Industries, Energy & Transportation and Resource Industries. The $1 billion decline is expected to impact both the third and fourth quarters of 2015.

We will provide an update of the 2015 profit outlook with our third-quarter financial release in late October. That said, the decline in the sales outlook and higher restructuring costs as a result of today’s announcement will be negative for profit. On the positive side, we expect that costs (not including restructuring costs) will be favorable. Over the next few weeks, we will have a better view of how these factors, particularly restructuring costs, will impact 2015 profit.

Q3:
You typically provide a preliminary outlook of the following year in your third-quarter financial release. It seems as though you’ve done that in today’s announcement. Why have you done that earlier than normal?

A:
We started our planning process earlier than usual due to the convergence of challenging marketplace conditions our business is facing. At this point, we are experiencing continued weakness in key industries that we serve. We expect that will lead to our fourth consecutive year of sales decline, with our sales and revenues down about 5 percent in 2016 versus 2015. We currently expect the decline in sales and revenues in 2016 will occur in all three of our large segments – Construction Industries, Energy & Transportation and Resource Industries – with the most significant decline in the oil and gas portion of our Energy and Transportation segment. With the continuing decline in sales, it was appropriate to take the additional restructuring and cost reduction actions that were announced today, and issuing next year’s preliminary sales and revenues outlook provided additional context for today’s restructuring announcement.

Q4:	While you usually provide next year’s profit outlook in January, is there any context you can provide to help put 2016 profit in perspective?

A:
We have more work to do to complete our profit plan for 2016 and to understand how today’s announcement affects each of our businesses. That said, there are three directional points related to 2016 profit that are noteworthy – two negative to profit versus 2015 and one that we expect to be positive. On the negative side, 2015 had a gain on the sale of our remaining ownership of our third-party logistics business that helped profit in 2015 by about $0.14 per share; that will not repeat in 2016. Second, the sales decline in 2016 (about 5 percent) is expected to be concentrated in relatively higher margin products, so the impact of sales mix is expected to be unfavorable about $500 million. On the positive side for profit, we expect that about half of the cost reduction expected from the restructuring actions in today’s release ($1.5 billion) will be effective in 2016. We expect to provide an updated outlook for sales and revenues and a profit outlook for 2016 in more detail with our year-end financial release in January.

Q5:	Does today’s announcement reflect a change in your long-term view of the key industries you serve – construction, mining, oil and gas, etc.?

A:
Many of the key industries we serve have a long history of substantial cyclicality and are currently well below prior peak levels. For example, mining equipment sales are far below the prior peak and are substantially below what we would consider a reasonable replacement level. Oil and gas has declined substantially as a result of lower oil prices, and construction equipment sales are well below prior peaks in North America, Latin America, Europe, Africa, the Middle East and Asia Pacific. As the world economy improves, we strongly believe the need for Cat® products and services for infrastructure, mining, commodities, energy and transportation will improve. With the actions we’ve taken over the past few years, along with the restructuring announced today, we believe Caterpillar will be well positioned to deliver solid results when these industries recover and demand improves.

About Caterpillar
For 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets. With 2014 sales and revenues of $55.184 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three product segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect with us on social media, visit caterpillar.com/social-media.

Forward-looking Statements
Certain statements in this filing relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity price changes, component price increases, fluctuations in demand for our products or significant shortages of component products; (iv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (v) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (vi) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (vii) our Financial Products segment’s risks associated with the financial services industry; (viii) changes in interest rates or market liquidity conditions; (ix) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (x) new regulations or changes in financial services regulations; (xi) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xii) international trade policies and their impact on demand for our products and our competitive position; (xiii) our ability to develop, produce and market quality products that meet our customers’ needs; (xiv) the impact of the highly competitive environment in which we operate on our sales and pricing; (xv) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (xvi) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions, including the inability to complete the restructuring activities as contemplated or changes in preliminary accounting estimates due to the significant judgments and assumptions required; (xvii) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xviii) compliance with environmental laws and regulations; (xix) alleged or actual violations of trade or anti-corruption laws and regulations; (xx) additional tax expense or exposure; (xxi) currency fluctuations; (xxii) our or Cat Financial’s compliance with financial covenants; (xxiii) increased pension plan funding obligations; (xxiv) union disputes or other employee relations issues; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) changes in accounting standards; (xxvii) failure or breach of IT security; (xxviii) adverse effects of unexpected events including natural disasters; and (xxix) other factors described in more detail under “Item 1A. Risk Factors” in our Form 10-K filed with the SEC on February 17, 2015 for the year ended December 31, 2014.
###